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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 7)*


                                   Agco Corp.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                   001084102
                                 (CUSIP Number)


                                February 29, 2004
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                 [x] Rule 13d-1(b)
                                 [ ] Rule 13d-1(c)
                                 [ ] Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 001084102                13G                       Page 2 of 10 pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          None
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       None

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         None (includes shares beneficially owned by FLA Asset Management, LLC, FLA Advisers L.L.C., and Peconic Partners LLC)

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                  [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%

12  TYPE OF REPORTING PERSON

    IA, OO


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CUSIP NO. 001084102                    13G                   Page 3 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management, LLC
   52-2169045

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          None
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       None

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    None

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO. 001084102                     13G                  Page 4 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          None
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       None

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        None (includes shares beneficially owned by Peconic Partners LLC)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES
                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%

12  TYPE OF REPORTING PERSON

    IA, OO
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CUSIP NO. 001084102            13G                           Page 5 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Peconic Partners LLC
   13-4096659

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          None
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       None

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    None

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO. 001084102                       13G               Page 6 of 10 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff International, LLC
   52-2169041

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          None
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       None

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         None

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES
                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%

12  TYPE OF REPORTING PERSON

    IA, OO

                                                              Page 7 of 10 pages

Item 1(a)         NAME OF ISSUER:

         Agco Corp.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         4205 River Green Parkway
         Duluth, GA 30096

Item 2(a) NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

         590 Madison Avenue
         New York, New York  10022

Item 2(c) CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d) TITLE OF CLASS OF SECURITIES:

         Common Stock, $.01 par value

Item 2(e) CUSIP NUMBER:

         001084102

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability company, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, LLC, a Delaware limited liability company, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates, LLC. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act. Peconic Partners LLC, a Delaware limited liability company, is a registered investment adviser under the Act and a subsidiary of FLA Advisers L.L.C. The members of Forstmann-Leff Associates, LLC's Investment Committee are the managers of FLA Advisers L.L.C.


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                                                              Page 8 of 10 pages

Item 4 OWNERSHIP:

         (a) Amount beneficially owned: See Item 9 of the cover pages attached hereto

         (b)      Percent of Class:
                  See Item 11 of the cover pages attached hereto

         (c)      See Items 5 through 8  of the cover pages attached hereto

Item 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  This statement is being filed to report that as of February 29, 2004, the reporting persons ceased to be a beneficial owner of more than 5% of the Common Stock of Agco Corp.

Item 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  None

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable

Item 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9 NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10 CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                              Page 9 of 10 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 10, 2004

                                      FORSTMANN-LEFF ASSOCIATES, LLC


                                      By: /s/ Joseph Sullivan
                                      Chief Operating Officer


                                      FLA ASSET MANAGEMENT, LLC


                                      By: Forstmann-Leff Associates, LLC,
                                      its Sole Member


                                      By: /s/ Joseph Sullivan
                                      Chief Operating Officer


                                      FLA ADVISERS L.L.C.


                                      By: /s/ Joseph Sullivan
                                      Chief Operating Officer


                                      PECONIC PARTNERS LLC


                                      By: /s/ Joseph Sullivan
                                      Chief Operating Officer

                                                             Page 10 of 10 pages

                                                                       Exhibit A

                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates, LLC, FLA Asset Management, LLC, FLA Advisers L.L.C., and Peconic Partners LLC, agree that the statement to which this exhibit is appended is filed on behalf of each of them.


March 10, 2004

                                       FORSTMANN-LEFF ASSOCIATES, LLC


                                       By: /s/ Joseph Sullivan
                                       Chief Operating Officer


                                       FLA ASSET MANAGEMENT, LLC


                                       By: Forstmann-Leff Associates, LLC,
                                           its Sole Member


                                       By: /s/ Joseph Sullivan
                                       Chief Operating Officer


                                       FLA ADVISERS L.L.C.


                                       By: /s/ Joseph Sullivan
                                       Chief Operating Officer


                                        PECONIC PARTNERS LLC


                                       By: /s/ Joseph Sullivan
                                       Chief Operating Officer